Exhibit 99.1

RDE, Inc. (Restaurant.com) Signs Definitive Agreement for Transformational Acquisition of CardCash.com

Aggregate unaudited 2022 revenue of $101.7 million

Tremendous Synergistic cross-sell opportunity across platforms and offerings to businesses and consumers

Schaumburg, IL, August 22, 2023 (GLOBE NEWSWIRE) — RDE, Inc. (OTCQB: RSTN) (“RDE” or “Company”), the owner and operator of Restaurant.com, the nation’s largest restaurant-focused digital deals brand, is pleased to announce it has entered into a definitive agreement to acquire CardCash.com, a privately owned pioneer in the secondary gift card marketplace, including all of its products and intellectual property.

The acquisition is targeted to close by the end of 2023 and is subject to certain closing conditions. The business combination will enable RDE to expand its current offerings in the U.S. consumer gift card market valued at $300 billion annually. This transaction will provide Restaurant.com customers with a broader range of discounted gift card options across multiple industries.

Key highlights of the acquisition:

●	Combined unaudited revenue of RDE, Inc. and CardCash.com for 2022 would be $101.7 million and $46.9 million through June 30, 2023.
●	We believe that the combined resources of RDE, Inc. and CardCash.com will enable customers to experience unprecedented savings on gift card purchases. By leveraging the power of digital technology, customers can exchange or access discounted gift cards instantly and realize substantial savings every time they dine, shop, or enjoy entertainment.
●	Seamless User Experience: With the integration of best practices from both companies, the customer journey will be enhanced, offering a user-friendly and streamlined experience.
●	Enhanced Value for Merchants: Restaurants and retailers partnering with RDE, Inc. will benefit from exposure to CardCash.com’s vast customer base. We believe that this expanded reach will drive increased foot traffic and sales for businesses.

“The synergy between RDE, Inc. and CardCash.com presents an exciting opportunity to redefine the gift card industry, offering customers a broader range of discounted gift card options from various industries,” stated Ketan Thakker, CEO of RDE, Inc. “With the integration of CardCash.com’s expertise, RDE, Inc.’s platform will expand its offering, making it the go-to destination for cost-conscious consumers seeking remarkable deals at their favorite restaurants, retailers, and entertainment venues.”

“We are excited to join RDE, Inc.’s network of companies to offer the country’s largest and most secure selection of discounted gift cards online,” stated Elliot Bohn, CEO of CardCash.com. “I look forward to working with Ketan and the RDE team to integrate our expertise in the e-commerce space and expand CardCash.com’s reach to new customers.”

CardCash.com is renowned for its leading secondary gift card exchange platform, allowing consumers and retailers to realize value by buying and selling gift cards at various scales. According to ReportLinker, the U.S. gift card market is expected to reach $467 billion by 2025, making the United States the world’s largest gift card market. The CardCash.com platform enables real-time consumer purchasing and spending, providing unmatched convenience and material savings for its users. Consumers can sell unwanted gift cards and purchase the ones they want from CardCash.com at a discount, receive digital cards within seconds of purchase, and effortlessly use them as payment at checkout .

The CardCash Exchange Platform is an exclusive program for retailers that allows a business to turn their competition’s customers into loyal customers of their company. CardCash purchases competitor gift cards and seamlessly converts them into partner company branded currency. All sales are incremental so retail partners and their customers do not lose out on the transaction.

The parties are targeting the closing of the transaction by end of 2023, subject to closing conditions. The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive agreement relating to the transaction, a copy of which will be subsequently filed by RDE with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

About RDE, Inc.

RDE, Inc. (Restaurant, Dining and Entertainment) is a pioneer in the restaurant deal space and the nation’s largest restaurant-focused digital deals brand. Founded in 1999, Restaurant.com, Specials by Restaurant.com and our Corporate Incentives division connect digital consumers, businesses and communities offering thousands of dining, retail and entertainment deal options nationwide at over 184,000 restaurants and retailers. Restaurant.com prides itself on offering the best deal, every meal. Our restaurant certificates and gift cards allow customers to save at thousands of restaurants across the country with just a few clicks.

About CardCash Exchange, LLC.

CardCash has the world’s largest inventory of discounted gift cards. and since its inception, has processed over a billion dollars in gift cards. Today, we continue our tradition of keeping an open dialog with consumers, constantly evolving new, innovative ways to get the best price. We have a strong mission of never letting anyone pay the full amount for anything by turning the world’s over $140 billion of unused gift cards into major discounts.

CardCash’s continued ecommerce success earned recognition in Inc 5000’s Nation’s Fastest-Growing Companies list for the sixth straight year in 2017, among a mere four-percent of all the companies that qualified. CardCash was also named one of Forbes’ Most Promising Companies and has been featured in publications such as CNN, Bloomberg and the New York Times.

For additional information, please visit: https://www.cardcash.com

Investors Contacts:

ClearThink

nyc@clearthink.capital